Exhibit 3.6

Certificate of Ownership

Merging Spare Backup, Inc. into

Newport International Group, Inc.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Newport International Group, Inc. (the “Corporation”), a corporation incorporated on December 27, 1999, pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that the Corporation owns all of the outstanding shares of Spare Backup, Inc., a corporation incorporated on the 1st day of August, 2006, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Subsidiary”), and that the Corporation, by a resolution of its Board of Directors duly adopted on the 3rd day of August, 2006, determined to merge itself into the Subsidiary which resolution is in the following words to wit:

WHEREAS, this Corporation lawfully owns all of the outstanding shares of the Subsidiary, a corporation organized and existing under the laws of Delaware;

WHEREAS, the Board of Directors deems it to be in the best interests of this Corporation and its stockholders that the Subsidiary be merged with and into this Corporation as of August 16, 2006 (the “Effective Date”);

WHEREAS, it is intended that the merger be considered a tax-free plan of liquidation of the Subsidiary pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Board of Directors deems it to be in the best interest of this Corporation and its stockholders that the Corporation’s name be changed to Spare Backup, Inc., pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, as of the Effective Date.

NOW, THEREFORE, BE IT RESOLVED, that this Corporation shall merge with the Subsidiary and assume all of said Subsidiary’s liabilities and obligations as of the Effective Date.

FURTHER RESOLVED, that pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, the name of this Corporation is Spare Backup, Inc. as of the Effective Date.

FURTHER RESOLVED, that the appropriate officers of this Corporation be and they hereby are directed to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary into this Corporation and to assume the Subsidiary’s liabilities and obligations on the Effective Date and to file the same in the office of the Secretary of State of Delaware

FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to do any and all things and to take any and all actions, whether within or without the State of Delaware, including executing, delivering, acknowledging, filing, recording and sealing all documents, certificates, statements or other instruments, and the making of any expenditures, which they deem necessary or advisable in order to carry out the intent and purposes of these resolutions.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer this 3rd day of August, 2006.

Newport International Group, Inc.

By: /s/ Cery Perle

Cery Perle, President and Chief Executive Officer